Exhibit 99.1

EVERI REPORTS 2020 THIRD QUARTER RESULTS

Operating Results Reflect Accelerating Improvement Throughout the Third Quarter

Las Vegas - November 2, 2020 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of land-based and digital casino gaming products, financial technology and player loyalty solutions, today reported financial results for the third quarter ended September 30, 2020. The 2020 third quarter results reflect the continued impact of the COVID-19 pandemic and related casino closures, albeit at a lower level compared to the 2020 second quarter.
Third Quarter 2020 Results
•Reflecting improvement in both the Games and FinTech segments, revenues rose to $112.1 million from $38.7 million in the 2020 second quarter and were down compared to $134.6 million in the 2019 third quarter
•Operating income was $19.7 million compared to an operating loss of $52.7 million in the 2020 second quarter; operating income was $27.3 million in the 2019 third quarter. Net loss was $0.9 million, or ($0.01) per diluted share, a $67.6 million improvement from a net loss of $68.5 million in the 2020 second quarter; net income was $9.3 million, or $0.12 per diluted share, in the 2019 third quarter
•Adjusted EBITDA, a non-GAAP financial measure, increased to $59.8 million from $3.3 million in the 2020 second quarter driven by improved contributions from both the Games and FinTech segments; Adjusted EBITDA was $64.7 million in the 2019 third quarter
•Free Cash Flow, a non-GAAP financial measure, was $22.8 million, a $49.5 million improvement from $26.7 million of negative Free Cash Flow in the 2020 second quarter and more than double the $11.1 million of Free Cash Flow in the prior-year period
•Cash and cash equivalents were $235.4 million at September 30, 2020, compared with $257.4 million at June 30, 2020; Net Cash Position, a non-GAAP financial measure, was $128.3 million at September 30, 2020 compared with $133.2 million at June 30, 2020
•The Company repaid the entire $35 million previously drawn on its revolving credit facility

Michael Rumbolz, Chief Executive Officer of Everi, said, “The significant quarterly sequential improvement in revenue, net income, Adjusted EBITDA and Free Cash Flow in the third quarter demonstrates a quicker than previously expected recovery in our results. Our operations strengthened throughout the third quarter, with better performance at the end of the quarter compared to earlier in the quarter. While the future impact of the pandemic remains uncertain, our improved results highlight the resilience and strength of our recurring-revenue streams.

"The installed base of our gaming operations premium units increased year over year by 40% in the quarter, largely reflecting a return to the strong, pre-pandemic performance levels of our active units. In addition, the number and value of cash access funding transactions improved during the third quarter, and casino operators demonstrated their further preference for our loyalty products, with a significant year-over-year increase in the sales of our self-service kiosks. This strong operating performance, combined with the benefits of our initiatives to streamline operations and improve our overall cost structure, resulted in Free Cash Flow that was more than double last year's level. This improvement in cash flow and liquidity enabled us to repay the outstanding balance on our revolving credit facility and reduce future interest costs, while positioning us to maintain appropriate liquidity to prudently manage through this still uncertain environment.

“I am extremely proud of the Everi Team’s exceptional and selfless response to these challenging times. Our collective efforts have allowed us to discover new ways to collaborate and create exciting products that assist our customers in restoring and growing their businesses while continually moving Everi forward," Rumbolz added. “The creative talents and passion of our employees were recognized with our premium game, The Vault™, winning the Gold Medal for Best Product for the 2020 GGB Gaming & Technology Awards, which comes on top of winning the Gold Medal last year, and our digital mobile CashClub Wallet® solution for casinos being awarded the Silver Medal for Best Consumer Technology, the third consecutive year of recognition for our FinTech business.

"Barring additional COVID-19 setbacks and reflecting our recent momentum, we currently expect to achieve 2020 fourth quarter net income and Adjusted EBITDA comparable to the 2020 third quarter results, despite typical fourth-quarter seasonal influences. Our focus on innovation across our portfolio of products and solutions, from exciting game development to innovative cashless funding solutions, remains a high priority. Importantly, in support of our Digital Neighborhood strategy focused on offering a comprehensive integrated set of financial and player loyalty solutions, we continued development of our CashClub Wallet® cashless and contactless mobile app ahead of its rollout with the first two casino customers later this month. Our CashClub Wallet® solution is a true digital wallet that can serve as the hub to fund a player’s activities across the casino’s entire ecosystem, from a casino’s on-premise activities to its online offerings.”

Consolidated Full Quarter Comparative Results (unaudited)

	As of and For the Three Months Ended September 30,
	2020	2019
	(in millions, except per share amounts)
Revenues	$112.1	$134.6

Operating income	$19.7	$27.3

Net (loss) income	$(0.9)	$9.3

Net (loss) earnings per diluted share	$(0.01)	$0.12

Diluted shares outstanding	85.6	79.1

Adjusted EBITDA (1)	$59.8	$64.7

Free Cash Flow (1)	$22.8	$11.1

Principal amount of outstanding debt	$1,145.6	$1,157.0

Cash and cash equivalents	$235.4	$275.7

Net Cash Position (2)	$128.3	$33.3
(1) For a reconciliation of net income to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.
(2) Net Cash Position is the sum of cash and cash equivalents plus settlement receivables less settlement liabilities. For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available at the end of this release.

Third Quarter 2020 Results Overview

Operating results for the three-month period ended September 30, 2020 reflect the COVID-19 pandemic's impact, including continued casino closures and capacity limitations at reopened casinos, even as the number of reopened casinos improved during the third quarter and capacity limitations eased at certain properties.
Revenues for the three-month period ended September 30, 2020 decreased to $112.1 million from $134.6 million in the third quarter of 2019. Games and FinTech segment revenues were $57.2 million and $54.9 million, respectively, for the third quarter of 2020.

Operating income was $19.7 million for the third quarter of 2020 compared to $27.3 million in the prior-year period. Net loss was $0.9 million, or $(0.01) per diluted share, compared with net income of $9.3 million, or $0.12 per diluted share, in the third quarter of 2019.

Adjusted EBITDA for the third quarter of 2020 was $59.8 million compared to $64.7 million in the third quarter of 2019. Games and FinTech segment Adjusted EBITDA were $32.9 million and $26.8 million, respectively, for the three months ended September 30, 2020, compared with $34.6 million and $30.1 million, respectively, for the three months ended September 30, 2019.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended September 30,
	2020	2019
	(in millions, except unit amounts and prices)
Revenues	$57.2	$69.3

Operating (loss) income	$(0.4)	$3.1

Adjusted EBITDA (1)	$32.9	$34.6

Unit sales:
Units sold	492	1,040
Average sales price ("ASP")	$18,209	$17,983

Gaming operations installed base:
Average units installed during period:
Average units installed	15,081	13,979
Approximate daily win per unit (2)	$32.81	$33.95

Units installed at end of period:
Class II	9,115	9,188
Class III	6,141	5,084
Total installed base	15,256	14,272

Installed base — Oklahoma	6,394	6,351
Installed base — non-Oklahoma	8,862	7,921
Total installed base	15,256	14,272

Premium units	6,141	4,395
(1) For a reconciliation of net (loss) income to Adjusted EBITDA, see the Unaudited Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.
(2) Approximate daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.

2020 Third Quarter Games Segment Highlights

Games segment revenues were $57.2 million compared to $69.3 million in the third quarter of 2019, primarily reflecting a decrease in electronic gaming machine sales due to capital conservation efforts by casino operators as they sought to mitigate the impact of the COVID-19 pandemic.

Revenues from gaming operations were $47.0 million, down slightly from $48.5 million in the prior-year period, largely reflecting a decrease in revenue from the New York State Lottery system business as a result of VLT operators not reopening until September. The results also reflect improved performance of active gaming operation units in open casinos, partially offset by the impact of casino closures and inactive units at open casinos (due to social distancing requirements).

•Daily Win per Unit (“DWPU”) was $32.81 in the third quarter of 2020 compared to $33.95 in the prior-year period, primarily reflecting the impact of casinos that were closed for all or part of the quarter, as well as installed units that remained inactive in reopened casinos due to social distancing requirements. In both cases, such units earned no revenue. The installed base of active units at reopened properties increased during the third quarter and performed well for the days they were in use. The DWPU for active units is estimated to have exceeded $37.00. This strong relative performance for active units reflects the player popularity of the Company’s latest games and the growth in higher-earning premium unit placements.

•The installed base at September 30, 2020 increased by 984 units year over year and by 318 units on a quarterly sequential basis to a record 15,256, which is up 545 units since the beginning of 2020. The installed base includes all units installed in all casinos at September 30, 2020, whether or not the facilities had reopened and whether or not the games were active.

•The premium portion of the installed base increased 40%, or 1,746 units, year over year and by 345 units on a quarterly sequential basis to 6,141 units, or up a total of 981 units from December 31, 2019. Paced by ongoing placements of the strong performing The Vault™ game theme, premium units now represent just over 40% of the total installed base at quarter-end compared to 31% a year ago. Wide-area progressive (“WAP”) units, a subcategory of premium units, grew by 135 units year over year and by 33 units on a quarterly sequential basis to 1,001 units at September 30, 2020.

•Digital (formerly called Interactive) revenue was a quarterly record $2.0 million in the third quarter of 2020 compared to $1.2 million a year ago. Digital revenue growth reflects the increased number of iGaming operator sites that feature Everi's games, as well as growth in the library of games available to 35 game themes, including popular game themes such as Cash Machine™.

•Revenues generated from the New York Lottery systems business were $1.1 million in the third quarter of 2020 compared to revenues of $4.8 million in the prior-year period. The first New York VLT facilities reopened on September 9.

Revenues generated from the sale of gaming units and other related parts and equipment totaled $10.2 million in the third quarter of 2020 compared to $19.6 million in the prior-year period.

•The Company sold 492 units at an average selling price (“ASP”) of $18,209 in the third quarter of 2020 compared with 1,040 units at an ASP of $17,983 in the third quarter of 2019. The Company sold 381 units at an ASP of $18,044 in the second quarter of 2020.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended September 30,
	2020	2019
	(in millions, unless otherwise noted)
Revenues	$54.9	$65.3

Operating income	$20.2	$24.2

Adjusted EBITDA (1)	$26.8	$30.1

Value of funding transactions processed (in millions):
Cash advance	$1,767.6	$1,909.0
ATM	$4,906.4	$5,402.2
Check warranty	$262.6	$361.6
Total value processed	$6,936.6	$7,672.8

Number of funding transactions completed (in millions):
Cash advance	2.6	3.0
ATM	21.1	25.0
Check warranty	0.7	0.9
Total transactions completed	24.4	28.9
(1) For a reconciliation of net (loss) income to Adjusted EBITDA, see the Unaudited Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA and to Free Cash Flow at the end of this release.

2020 Third Quarter Financial Technology Solutions Segment Highlights

FinTech revenues were $54.9 million in the third quarter of 2020 compared to $65.3 million in the prior-year period, primarily reflecting the impact of certain casino closures throughout the period due to the COVID-19 pandemic.

•Revenues from cash access services, which include debit (cash dispensing and cashless) and credit card services, and check services, were $34.0 million compared to $43.2 million in the third quarter of 2019. Cash access revenues improved throughout the quarter, reflecting improvements in same-store transactional funding value, as well as contributions from new customer wins and additional casino openings and expansions. The funded value of cashless transactions increased 110% from the year-ago period, reflecting increases in both higher per-property utilization on a same-store basis and an increased number of customers.

•Equipment sales revenues were $6.2 million in the third quarter of 2020 compared to $10.2 million in the third quarter of 2019. Sales of self-service player loyalty and marketing kiosks contributed $1.6 million in the third quarter of 2020 compared with $1.2 million in the prior-year period, driven by a significant increase in the number of loyalty kiosks sold. Sales of fully integrated kiosks decreased year over year, reflecting capital conservation efforts by casino operators during the period of uncertainty created by the COVID-19 pandemic.

•Revenues from information services and other, which includes loyalty product subscriptions, compliance products, Central Credit, kiosk maintenance and other revenue, increased to $14.6 million, of which approximately 80% was of a recurring nature, compared to total revenue of $12.0 million in the third quarter of 2019. Revenues from software sales and recurring software license support for the player loyalty and marketing business increased to $6.7 million in the third quarter of 2020 compared with $3.4 million in the prior-year period.

Balance Sheet and Liquidity

•Reflecting the improvement in operating performance, cash flow, and liquidity during the third quarter, in early September the Company repaid the entire $35 million that was outstanding under its revolving credit facility. As a result, the Company’s total principal debt balance outstanding as of September 30, 2020 was $1.146 billion compared to $1.181 billion at the end of the second quarter of 2020.

•At September 30, 2020, the Company had cash and cash equivalents of $235.4 million with a Net Cash Position of $128.3 million.

2020 Outlook

Despite typical fourth-quarter seasonal influences, based on current conditions and performance trends in both of the Company’s operating segments, Everi expects net income and Adjusted EBITDA to be comparable with the results of the 2020 third quarter.

“We believe the strength of our product development and cost containment initiatives will support our goal of enhancing long-term stakeholder value,” concluded Rumbolz.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its 2020 third quarter results at 5:00 p.m. ET today. The conference call may be accessed live by phone by dialing (201) 689-8471. A replay of the call will be available beginning at 8:00 p.m. ET today and may be accessed by dialing +1 (412) 317-6671; the PIN number is 13711368. A replay will be available until November 9, 2020. The call will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Net Cash Position and Net Cash Available, and Total Net Debt and Total Net Debt Leverage Ratio, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA, and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, basic and diluted earnings per share, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP. Total Net Debt and Total Net Debt Leverage Ratio should be read in conjunction with principal face value of debt outstanding and cash and cash equivalents.

We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, write-down of assets, litigation accrual, employee severance costs and other expenses, foreign exchange loss, asset acquisition expense, non-recurring professional fees, other one-time charges and the adjustment of certain purchase accounting liabilities. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.

We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.

A reconciliation of the Company’s net income per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

We define (i) Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.

A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

We define Total Net Debt as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents or $50 million, whichever is smaller. Total Net Debt Leverage Ratio, as used herein, represents Total Net Debt divided by Adjusted EBITDA for the trailing twelve-month period. We present Total Net Debt and Total Net Debt Leverage Ratio as management monitors these items in evaluating our overall liquidity, financial flexibility and leverage, as well as our financial position relative to our credit agreements. Management believes that investors find these useful in evaluating the Company’s overall liquidity.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “designed to,” “in an effort to,” “will provide,” “look forward to,” or “will” and similar expressions to identify forward-looking statements. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future events or performance. Actual results may differ materially from those contemplated in these statements, due to risks and uncertainties. Examples of forward-looking statements include, among others, statements the Company makes regarding its ability to execute on key initiatives and deliver ongoing improvements; regain revenue momentum, generate positive Adjusted EBITDA and Free Cash Flow; and improve the Company’s capital structure; integrate acquisitions and achieve future growth; drive growth of the gaming operations installed base and DWPU; continue expanding the portions of the gaming floor the Company’s games address; and create incremental value for its shareholders.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are often difficult to predict and many of which are beyond our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the impact of the ongoing COVID-19 global pandemic on our business, operations and financial condition, our history of net losses and our ability to generate profits in the future; our substantial leverage and the related covenants that restrict our operations; our ability to generate sufficient cash to service all of our indebtedness, fund working capital, and capital expenditures; our ability to withstand unanticipated impacts of a pandemic outbreak of uncertain duration; our ability to withstand the loss of revenue during the closure of our customers’ facilities; our ability to maintain our current customers; our ability to compete in the gaming industry; our ability to execute on mergers, acquisitions and/or strategic alliances, including the timing and closing of acquisitions and our ability to integrate and operate such acquisitions consistent with our forecasts; our ability to access the capital markets to raise funds; expectations regarding our existing and future installed base and win per day; expectations regarding development and placement fee arrangements; inaccuracies in underlying operating assumptions; expectations regarding customers’ preferences and demands for future gaming offerings; expectations regarding our product portfolio; the overall growth of the gaming industry, if any; our ability to replace revenue associated with terminated contracts; margin degradation from contract renewals; technological obsolescence; our ability to comply with the Europay, MasterCard and Visa global standard for cards equipped with security chip technology; our ability to introduce new products and services, including third-party licensed content; gaming establishment and patron preferences; our ability to prevent, mitigate or timely recover from cybersecurity breaches, attacks and compromises; the level of our capital expenditures and product development; anticipated sales performance; employee turnover; national and international economic conditions; changes in global market, business and regulatory conditions arising as a result of the COVID-19 global pandemic; changes in gaming regulatory, card association and statutory requirements; regulatory and licensing difficulties that we may face; competitive pressures in the gaming and financial technology sectors; the impact of changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; unanticipated expenses or capital needs and those other risks and uncertainties discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 2, 2020 and our Form 10-Q filed today, November 2, 2020. Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and speak only as of the date hereof.

This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2019, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi (NYSE: EVRI) is a leading supplier of imaginative entertainment and trusted technology solutions for the casino and digital gaming industry. Everi’s mission is to transform the casino floor through innovative gaming and financial technology and loyalty solutions. With a focus on both land-based and digital gaming operators and players, the Company develops entertaining games and gaming machines, gaming systems and services that facilitate memorable player experiences, and is a preeminent and comprehensive provider of financial products and services that offer convenient and secure cash and cashless-based financial transactions, self-service player loyalty tools and applications, and intelligence software and other intuitive solutions that improve casino operational efficiencies and fulfill regulatory compliance requirements. Everi provides these products and services in its effort to help make customers even more successful. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.
CONTACTS
Investor Relations
Everi Holdings Inc.
William Pfund
SVP, Investor Relations
702-676-9513 or william.pfund@everi.com

JCIR
Richard Land, James Leahy
212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE (LOSS) INCOME
(In thousands, except earnings per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Games revenues
Gaming operations	$46,968	$48,515	$106,513	$138,377
Gaming equipment and systems	10,229	19,584	28,795	66,083
Gaming other	44	1,174	76	1,619
Games total revenues	57,241	69,273	135,384	206,079
FinTech revenues
Cash access services	33,979	43,152	80,986	123,680
Equipment	6,248	10,188	16,004	25,051
Information services and other	14,630	11,956	31,748	33,240
FinTech total revenues	54,857	65,296	128,738	181,971
Total revenues	112,098	134,569	264,122	388,050
Costs and expenses
Games cost of revenues
Gaming operations	4,245	4,942	10,471	12,792
Gaming equipment and systems	5,730	11,126	16,625	37,087
Gaming other	—	1,117	456	1,464
Games total cost of revenues	9,975	17,185	27,552	51,343
FinTech cost of revenues
Cash access services	1,161	4,112	5,227	9,777
Equipment	3,548	5,957	9,452	14,884
Information services and other	859	1,024	2,057	2,952
FinTech total cost of revenues	5,568	11,093	16,736	27,613
Operating expenses	34,927	37,631	115,428	111,446
Research and development	7,034	8,196	20,958	22,399
Depreciation	16,163	16,015	48,700	46,062
Amortization	18,693	17,156	57,312	51,143
Total costs and expenses	92,360	107,276	286,686	310,006
Operating income (loss)	19,738	27,293	(22,564)	78,044
Other expenses
Interest expense, net of interest income	18,905	19,297	56,226	60,130
Loss on extinguishment of debt	—	—	7,457	—
Total other expenses	18,905	19,297	63,683	60,130
Income (loss) before income tax	833	7,996	(86,247)	17,914
Income tax provision (benefit)	1,711	(1,319)	(3,434)	(2,747)
Net (loss) income	(878)	9,315	(82,813)	20,661
Foreign currency translation, net of tax	359	(658)	(1,295)	(189)
Comprehensive (loss) income	$(519)	$8,657	$(84,108)	$20,472

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(Loss) earnings per share
Basic	$(0.01)	$0.13	$(0.97)	$0.29
Diluted	$(0.01)	$0.12	$(0.97)	$0.27
Weighted average common shares outstanding
Basic	85,556	72,251	85,102	71,361
Diluted	85,556	79,125	85,102	77,854

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(82,813)	$20,661
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Depreciation	48,700	46,062
Amortization	57,312	51,143
Non-cash lease expense	3,615	3,060
Amortization of financing costs and discounts	3,111	2,697
Loss on sale or disposal of assets	111	1,375
Accretion of contract rights	5,345	6,539
Provision for credit losses	6,925	10,010
Deferred income taxes	(3,788)	(3,173)
Reserve for inventory obsolescence	1,810	1,830
Write-down of assets	11,281	843
Loss on extinguishment of debt	7,457	—
Stock-based compensation	10,108	6,141
Other non-cash items	456	—
Changes in operating assets and liabilities:
Settlement receivables	36,922	26,774
Trade and other receivables	6,682	(23,820)
Inventory	(10,614)	(3,341)
Other assets	(4,952)	(20,866)
Settlement liabilities	(93,622)	(34,573)
Other liabilities	(5,814)	29,002
Net cash (used in) provided by operating activities	(1,768)	120,364
Cash flows from investing activities
Capital expenditures	(52,428)	(81,642)
Acquisitions, net of cash acquired	(15,000)	(20,000)
Proceeds from sale of property and equipment	141	56
Placement fee agreements	(3,021)	(17,102)
Net cash used in investing activities	(70,308)	(118,688)
Cash flows from financing activities
Proceeds from incremental term loan	125,000	—
Repayments of incremental term loan	(313)	—
Proceeds from revolving credit facility	35,000	—
Repayments of revolving credit facility	(35,000)	—
Repayments of existing term loan	(13,500)	(25,700)
Repayments of unsecured notes	(89,619)	—
Fees associated with debt transactions	(11,128)	—
Proceeds from exercise of stock options	3,509	11,288
Treasury stock	(1,097)	(1,021)
Net cash provided by (used in) financing activities	12,852	(15,433)
Effect of exchange rates on cash and cash equivalents	(1,370)	(1,314)
Cash, cash equivalents and restricted cash
Net decrease for the period	(60,594)	(15,071)
Balance, beginning of the period	296,610	299,181
Balance, end of the period	$236,016	$284,110

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At September 30,	At December 31,	At September 30,
	2020	2019	2019
Cash available
Cash and cash equivalents (1)	$235,407	$289,870	$275,706
Settlement receivables	33,126	70,282	56,035
Settlement liabilities	(140,229)	(234,087)	(298,490)
Net Cash Position	128,304	126,065	33,251

Undrawn revolving credit facility	35,000	35,000	35,000

Net Cash Available	$163,304	$161,065	$68,251
(1) Cash and cash equivalents do not include $0.5 million of restricted cash, which is included in prepaid expenses and other current assets and $0.1 million of non-current restricted cash in other assets on the Consolidated Balance Sheets.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA AND TO FREE CASH FLOW
(In thousands)

	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019
	Games	FinTech	Total	Games	FinTech	Total
Net (loss) income			$(878)			$9,315
Income tax provision (benefit)			1,711			(1,319)
Loss on extinguishment of debt			—			—
Interest expense, net of interest income			18,905			19,297
Operating (loss) income	$(430)	$20,167	$19,738	$3,073	$24,220	$27,293

Plus: depreciation and amortization	29,615	5,242	34,857	28,678	4,493	33,171
EBITDA	$29,185	$25,409	$54,595	$31,751	$28,713	$60,464

Non-cash stock compensation expense	1,549	1,436	2,985	602	1,379	1,981
Accretion of contract rights	2,175	—	2,175	2,221	—	2,221
Write-down of assets	—	—	—	—	—	—
Employee severance costs and other expenses	—	—	—	—	—	—
Non-recurring professional fees	—	—	—			—
Other one-time charges	—	—	—	—	—	—
Adjusted EBITDA	$32,909	$26,845	$59,755	$34,574	$30,092	$64,666

Cash paid for interest			(12,375)			(12,528)
Cash paid for capital expenditures			(22,294)			(35,959)
Cash paid for placement fees			(2,146)			(5,454)
Cash (paid) refunded for income taxes, net			(133)			362
Free Cash Flow			$22,807			$11,087
* Rounding may cause variances.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA AND TO FREE CASH FLOW
(In thousands)

	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019
	Games	FinTech	Total	Games	FinTech	Total
Net (loss) income			$(82,813)			$20,661
Income tax benefit			(3,434)			(2,747)
Loss on extinguishment of debt			7,457			—
Interest expense, net of interest income			56,226			60,130
Operating (loss) income	$(47,671)	$25,107	$(22,564)	$8,729	$69,315	$78,044

Plus: depreciation and amortization	90,087	15,926	106,013	83,927	13,278	97,205
EBITDA	$42,416	$41,033	$83,449	$92,656	$82,593	$175,249

Non-cash stock compensation expense	5,237	4,871	10,108	1,895	4,246	6,141
Accretion of contract rights	5,345	—	5,345	6,539	—	6,539
Write-down of assets	9,232	1,801	11,033	843	—	843
Employee severance costs and other expenses	1,578	1,122	2,700	—	—	—
Foreign exchange loss	83	1,199	1,282	—	—	—
Non-recurring professional fees	30	932	962	484	790	1,274
Other one-time charges	456	—	456	—	—	—
Adjusted EBITDA	$64,377	$50,958	$115,335	$102,417	$87,629	$190,046

Cash paid for interest			(45,331)			(52,077)
Cash paid for capital expenditures			(52,428)			(81,642)
Cash paid for placement fees			(3,021)			(17,102)
Cash (paid) refunded for income taxes, net			(81)			69
Free Cash Flow			$14,474			$39,294

* Rounding may cause variances.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CALCULATION OF TOTAL NET DEBT LEVERAGE RATIO
(In thousands, except for ratio)

	Trailing Twelve Months Ended
	September 30, 2020		September 30, 2019
Net (loss) income	$(86,957)		$24,864
Income tax benefit	(1,210)		(10,147)
Loss on extinguishment of debt	7,637		—
Interest expense, net of interest income	73,940		80,542
Operating (loss) income	$(6,590)		$95,259

Plus: depreciation and amortization	140,943		130,902
EBITDA	$134,353		$226,161

Non-cash stock compensation expense	13,824		7,274
Accretion of contract rights	7,514		8,661
Write-down of assets	11,458		843
Litigation accrual	6,350		—
Employee severance costs and other expenses	2,700		—
Foreign exchange loss	1,282		—
Asset acquisition expense, non-recurring professional fees and other	681		1,682
Other one-time charges	456		—
Adjustment of certain purchase accounting liabilities	(129)		—
Adjusted EBITDA	$178,489		$244,621

Principal amount of outstanding debt (1)	$1,145,569		$1,157,000
Less: cash and cash equivalents (2)	50,000		50,000
Total Net Debt	$1,095,569		$1,107,000
Total Net Debt Leverage Ratio	6.1	x	4.5	x
(1)  Principal amount outstanding of senior secured term loan, the senior secured revolving credit facility and senior unsecured notes.
(2) The Company nets the lesser of cash and cash equivalents or $50 million against principal amount of outstanding debt, as provided in the Company's Amended Credit Facility.